UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2017

Cosmos Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54436	27-0611758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd, Suite 4236, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 536-3102

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 8.01 OTHER EVENTS

On January 3, 2017, the Board of Directors of Cosmos Holdings Inc. (the “Company”) determined to create an advisory board and appointed Mr. Orestes Varvitsiotes as its first member. Mr. Varvitsiotes is a registered broker dealer who is currently engaged with Aegis Capital Corp. In connection therewith, the Company entered into an Advisory Board Member Consulting Agreement, dated as of January 3, 2017 (the “Agreement”) with Mr. Varvitsiotes that provides the following:

•	Mr. Varvitsiotes shall provide consulting services to the Company, including, but not limited to, attending annual Advisory Board meetings, and on an “on-call” basis during normal business hours.

•	An annual issuance of 120,000 options, exercisable at $.20 per share for a period of five years (the “Options”)

•	Reimbursement of expenses incurred in connection with his services to the Company.

•	The Agreement provides that the compensation paid to Mr. Varvitsiotes may be adjusted in the event the Company retains any other member of the Advisory Board and compensates such member in an amount greater than what Mr. Varvitsiotes is entitled to under the Agreement, which may include an adjustment to the terms of the Options.

•	The Agreement is for a period of one year but is terminable by either party upon ten days prior written notice by either party.

•	The Agreement provides for certain non-competition and non-interference provisions by Mr. Varvitsiotes.

The foregoing description of Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Advisory Board Member Consulting Agreement, dated as of January 3, 2017, by and between Cosmos Holdings Inc. and Orestes Varvitsiotes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSMOS HOLDINGS INC.

Date: January 6, 2017	By:	/s/ Grigorios Siokas
Grigorios Siokas
Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Advisory Board Member Consulting Agreement, dated as of January 3, 2017, by and between Cosmos Holdings Inc. and Orestes Varvitsiotes.

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